FOR IMMEDIATE RELEASE

For Further Information:
Waste Management, Inc.
Analysts:
Cherie Rice
713.512.6548
Media:
Sarah Simpson
713.394.2154

WMI #04-14

Waste Management Announces First Quarter 2004 Earnings

HOUSTON – April 29, 2004 – Waste Management, Inc. (NYSE: WMI) today announced financial results for its first quarter ended March 31, 2004. Revenues for the quarter were $2.90 billion as compared to $2.73 billion in the year ago period, or an increase of 6.0%. Net income for the quarter was $152 million, or $0.26 per diluted share, as compared to $61 million, or $0.10 per diluted share in the prior year period. Net income before considering a favorable $8 million cumulative effect of change in accounting principle for the quarter was $144 million, or $0.25 per diluted share. In the 2003 quarter, net income before considering unfavorable cumulative effect of changes in accounting principles of $46 million was $107 million, or $0.18 per diluted share. Net income before cumulative changes increased 34.6% in 2004 as compared to the prior year’s quarter.

The cumulative effect of change in accounting principle in 2004 is related entirely to final implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). In 2003 the cumulative effect of changes in accounting principles was primarily related to the implementation of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), partially offset by accounting policy changes related to certain maintenance activities and loss contracts.

“The progress we have made and continue to make here at Waste Management is evident in our financial results,” commented Chairman of the Board A. Maurice Myers. “One of our key goals during the past year was to initiate growth in our customer base and our revenues. The combination of a more focused sales force, a more active acquisition program and a disciplined pricing strategy has accomplished that goal for the Company. Additionally, our focus on reducing controllable costs and leveraging our infrastructure continues to favorably affect our operating results.”

Key Highlights for the Quarter

•	Net cash provided by operating activities of $470 million.

•	Free cash flow(a) of $311 million.

•	Capital expenditures of $181 million.

•	Internal revenue growth on base business of 1.9%, with 0.6% of that from average yield(b) and 1.3% from volume. The yield component excludes combined positive impacts of 1.1% related to higher recycling commodity prices, higher fuel surcharges and higher electricity rates at Independent Power Production facilities.

Chief Executive Officer David P. Steiner stated, “The current year is off to a strong start in many respects. Free cash flow(a) generated in the quarter was in excess of $300 million. Year-over-year roll-off and landfill volume comparisons improved each month as we progressed through the first quarter and have remained quite favorable into April. Our price increase program continues to reward us with good results, and recycling commodity prices are strong. On the cost side of the equation, we continue to reduce the number of routes and trucks required to service our customers, and fleet maintenance costs per hour showed strong progress in March. We intend to maintain our focus on reducing our overall cost structure while also growing profitable revenues as we move through the upcoming quarters.

“Our most important financial measure, free cash flow(a), is still anticipated to be in the range of $900 million to $1 billion. As outlined earlier in the year, this free cash flow(a) will be allocated to our annual dividends of $0.75 per share, accretive tuck-in acquisitions and our stock repurchase program. In the first quarter we did not initiate any stock repurchases, but we still plan to repurchase $400 to $500 million of common stock in 2004, beginning the repurchases during the current quarter.”

Steiner added, “We have been experiencing a seasonal upturn in volumes, and based on March and April volumes we believe we are beginning to see early signs of an improving economy. We’re working diligently to ensure that we can be responsive to higher customer demand during the coming months, while at the same time actively managing our costs. We will continue to attack those areas of cost we have identified for improvement and focus on improving the performance of our bottom quartile performers.”

(a) The Company included its free cash flow, which is a non-GAAP financial measure, herein because the amount of cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisition program, its share repurchase program, its scheduled debt reduction and the payment of dividends is important to its capital allocation process and its goal of providing returns to its shareholders. The Company believes that this measure, which is used internally by management, is important to its investors. Free cash flow is defined by the Company as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets

(b) Average yield is the same measure that the Company has previously referred to as price. The change in nomenclature has been made to recognize that this component of internal revenue growth includes not only price increases, but also price decreases to retain customers, change in average price from new and lost business, and certain average price changes related to the overall mix of types of services provided and the geographic locations where the services are provided.

The Company has scheduled an investor and analyst conference call for later today to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. eastern time, 9:00 a.m. central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “1Q2004 Earnings Webcast.” You may also listen to the conference call by telephone by contacting the conference call operator at (877) 710-6139, 5-10 minutes prior to the scheduled start time, and asking for the “Waste Management Conference Call – Call ID 6388827.” For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. central time April 29th through 5:00 p.m. on May 13th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 and enter reservation code 6388827.

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2004 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

•	the effect that price fluctuations on commodity prices may have on our operating revenues;

•	the outcome of litigation or threatened litigation;

•	the effect competition in our industry could have on our profitability or cash flows;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	possible increases in operating expenses due to fuel price increases or fuel supply shortages;

•	the effects of general economic conditions, including the ability of insurers to fully or timely meet their contractual commitments and of surety companies to continue to issue surety bonds;

•	the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems upon implementation of new information technology systems; and

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

####

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2004	2003
Operating revenues	$2,896	$2,732

Costs and expenses:
Operating (exclusive of depreciation and amortization shown below)	1,920	1,809
Selling, general and administrative	316	323
Depreciation and amortization	325	302
Restructuring	—	20
Asset impairments and unusual items	(9)	(1)

	2,552	2,453

Income from operations	344	279

Other income (expense):
Interest expense	(113)	(109)
Interest income	3	2
Equity in earnings (losses) of unconsolidated entities	(19)	1
Minority interest	(7)	(1)
Other, net	(2)	3

	(138)	(104)

Income before income taxes	206	175
Provision for income taxes	62	68

Income before cumulative effect of changes in accounting principles	144	107
Cumulative effect of changes in accounting principles, net of income tax expense of $5 for 2004 and income tax benefit of $31 for 2003	8	(46)

Net income	$152	$61

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.25	$0.18
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.26	$0.10

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.25	$0.18
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.26	$0.10

Basic common shares outstanding	577.3	593.7

Diluted common shares outstanding	582.8	595.8

Cash dividends per common share	$0.19	$—

Note:	Effective January 1, 2004, revenues and operating expenses have increased as a result of recording certain mandatory fees and taxes that have historically been treated as pass through items on the balance sheet that actually represent direct obligations of the Company. Please note we have conformed the prior year presentation of our revenues and expenses with the current year’s presentation by increasing both revenues and operating expenses $16 million for the quarter ended March 31, 2003.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2004	2003
EPS Calculation:
Income before cumulative effect of changes in accounting principles	$144	$107
Cumulative effect of changes in accounting principles	8	(46)

Diluted net income	$152	$61

Shares outstanding at end of period	579.7	591.4
Effect of weighting	(2.4)	2.3

Basic common shares outstanding at end of period	577.3	593.7
Adjustment — Dilutive effect of common stock options and warrants and other contingently issuable shares	5.5	2.1

Diluted common shares outstanding at end of period	582.8	595.8

Basic earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.25	$0.18
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.26	$0.10

Diluted earnings per common share:
Income before cumulative effect of changes in accounting principles	$0.25	$0.18
Cumulative effect of changes in accounting principles	0.01	(0.08)

Net income	$0.26	$0.10

(2)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	March 31,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$689	$135
Receivables, net	1,754	1,811
Other	693	642

Total current assets	3,136	2,588
Property and equipment, net	11,287	11,411
Goodwill	5,299	5,266
Other intangible assets, net	160	156
Other assets	1,319	1,235

Total assets	$21,201	$20,656

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,728	$2,818
Current portion of long-term debt	575	514

Total current liabilities	3,303	3,332
Long-term debt, less current portion	8,445	7,997
Other liabilities	3,513	3,514

Total liabilities	15,261	14,843
Minority interest in subsidiaries and variable interest entities	265	250
Stockholders’ equity	5,675	5,563

Total liabilities and stockholders’ equity	$21,201	$20,656

(3)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Quarters Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$152	$61
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of changes in accounting principles	(8)	46
Depreciation and amortization	325	302
Other	59	52
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(58)	(32)

Net cash provided by operating activities	470	429

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(73)	(85)
Capital expenditures	(181)	(212)
Net proceeds from restricted funds, business divestitures, asset sales and other	100	70

Net cash used in investing activities	(154)	(227)

Cash flows from financing activities:
New borrowings	347	6
Debt repayments	(9)	(21)
Common stock repurchases	(24)	(68)
Cash dividends	(109)	—
Exercise of common stock options and warrants	48	2
Other	(15)	(4)

Net cash provided by (used in) financing activities	238	(85)

Effect of exchange rate changes on cash and cash equivalents	—	—

Increase in cash and cash equivalents	554	117
Cash and cash equivalents at beginning of period	135	264

Cash and cash equivalents at end of period	$689	$381

(4)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Operating Revenues by Lines of Business (a)
NASW:
Collection	$1,964	$1,982	$1,867
Landfill	664	720	628
Transfer	369	407	342
Wheelabrator	196	212	199
Recycling and other	249	239	204
Intercompany	(546)	(574)	(508)

Operating revenues	$2,896	$2,986	$2,732

Internal Growth of Operating Revenues from Comparable Prior Periods
Internal growth	3.0%	0.9%	2.2%
Less: Price changes due to recycling commodities, electricity (IPP), fuel surcharge, and fees	1.1%	0.2%	1.4%

Adjusted internal growth	1.9%	0.7%	0.8%

Acquisition Summary (b)
Gross annualized revenue acquired	$57	$124	$256

Total consideration	$75	$98	$89

Cash paid for acquisitions	$66	$90	$83

Recycling Segment Supplemental Data (c)
Operating revenues	$167	$148	$130

Operating expenses (exclusive of depreciation and amortization)	$144	$130	$112

	Quarters Ended March 31,
	2004	2003
Free Cash Flow Analysis (d)
Net cash provided by operating activities	$470	$429
Capital expenditures	(181)	(212)
Proceeds from divestitures of businesses, net of cash divested, and other sales of assets	22	16

Free cash flow	$311	$233

(a)	Effective January 1, 2004, revenues and operating expenses have increased as a result of recording certain mandatory fees and taxes that have historically been treated as pass through items on the balance sheet that actually represent direct obligations of the Company. Please note we have conformed the prior year presentation of our revenues with the current year’s presentation by increasing revenues $18 million and $16 million for the quarters ended December 31, 2003 and March 31, 2003, respectively.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.
Summary Data Sheet
(Dollar amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Balance Sheet Data
Cash and cash equivalents	$689	$135	$381

Debt-to-total capital ratio:
Long-term indebtedness, including current maturities	$9,020	$8,511	$8,330
Total equity	5,675	5,563	5,344

Total capital	$14,695	$14,074	$13,674

Debt-to-total capital	61.4%	60.5%	60.9%

Capitalized interest	$4	$6	$5

Other Operational Data
Internalization of waste, based on disposal costs	64.5%	63.6%	64.6%

Total landfill disposal volumes (tons in millions)	27.6	29.4	25.9
Total Waste to Energy disposal volumes (tons in millions)	1.6	1.9	1.9

Total disposal volumes (tons in millions)	29.2	31.3	27.8

Active landfills	289	289	290

Landfills reporting volume	267	265	266

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$86.7	$87.3	$83.8
Amortization expense related to SFAS No. 143 obligations	19.6	11.9	13.4

Total amortization expense	106.3	99.2	97.2
Accretion and other related expense	9.8	17.8	11.9

Landfill amortization, accretion and other related expense	$116.1	$117.0	$109.1

(6)